Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***]

PATENT LICENSE AND SETTLEMENT AGREEMENT

This Patent License and Settlement Agreement (“Agreement”) is entered into by and between Immersion Corporation, a Delaware corporation with a place of business at 2999 N.E. 191st Street, Suite 610, Aventura, FL 33180 (“Immersion Corporation”) , and Immersion Software Ireland Limited, a company organized under the laws of Ireland with a place of business at 3RD Floor, Ulysses House, Foley Street, Dublin 1, D01 W2T2, Ireland (“Immersion Ireland,” together with Immersion Corporation, “Immersion”), on the one hand, and Meta Platforms, Inc. (formerly known as Facebook, Inc.), a Delaware corporation having a business address at 1 Meta Way, Menlo Park, CA 94025 (“Meta”).  Immersion and Meta may each individually be referred to as a “Party” or collectively as the “Parties” in this Agreement.  This Agreement is effective as of the latest date of execution by the Parties below (the “Effective Date”).

WHEREAS Immersion filed complaints in the U.S. District Court for the Western District of Texas, entitled Immersion Corp. v. Meta Platforms, Inc., No. 1:23-cv-00623-ADA (previously case number 6:22-cv-00541-ADA) (W.D. Tex. filed May 26, 2022) and Immersion Corp. v. Meta Platforms, Inc., No. 1:23-cv-01386 ADA (W.D. Tex. filed Nov. 10, 2023) (collectively the “Action”), collectively alleging infringement of U.S. Patent Nos. 8,469,806, 8,896,524, 9,727,217, 10,248,298, 10,269,222, and 10,664,143 (the “Asserted Patents”);

WHEREAS Meta filed petitions for inter partes review (IPR) with the Patent and Trial Appeal Board (PTAB) against the Asserted Patents, Case Nos. IPR2023-00942, IPR2023-00943, IPR2023-00944, IPR2023-00945, IPR2023-00946, and IPR2023-00947, which were instituted by the PTAB on December 6, 7 and 8, 2023 (the “IPRs”);

 NOW, THEREFORE, in consideration of the mutual covenants and promises made here and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.             Definitions

1.1         “Affiliate” shall mean, with respect to a Party, any other current or future entity that controls, is controlled by, or is under common control with such Party.  As used herein, “controls, is controlled by, or is under common control with” includes the ability, either directly or indirectly through one or more intermediaries, to direct the management, operation or policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock or equity of such entity (it being understood that direct or indirect ownership of a lesser percentage shall not necessarily preclude the existence of control), or by contract, or otherwise.  Without limiting any of the foregoing, the term “Affiliate” shall also include any future entity formed in connection with an internal restructuring and/or reorganization of a Party or Affiliate to continue the then-existing business and/or operations of a Party or Affiliate.  For the avoidance of doubt, with respect to Meta, “Affiliate” includes but is not limited to WhatsApp LLC, Instagram LLC, Meta Platforms Technologies, LLC, Meta Platforms Ireland Ltd., Twisted Pixel Games LLC, Within Unlimited, LLC, Armature Studio, LLC, BigBox VR, Inc., Beat Games s.r.o., Ready at Dawn Studios LLC, Camouflaj, LLC, Camouflaj Holdings GK, Sanzaru Games, Inc., Kitazaru Inc., Downpour Interactive, LLC, Unit 2 Games Limited, and their respective Affiliates.

1.2.      “Covered Meta Parties” shall include Meta and its Affiliates, their successors and assigns, customers, end-users, developers, vendors, suppliers, manufacturers, distributors, contractors, retailers, resellers, agents, and attorneys, solely with respect to the rights set forth in Section 2 regarding Licensed Hardware Products and Licensed Software Products.

1.3         “Foundry Product” means a product that is designed by or for a Third Party based on designs provided by such Third Party, that is manufactured, reproduced, sold, leased, licensed or otherwise transferred by or from Meta or its Affiliates to such Third Party (or to customers of, or as directed by, that Third Party) that is sold or marketed under such Third Party’s brand and not under a brand of Meta or a Meta Affiliate.

1.4         “Licensed Patents” shall mean (a) the Asserted Patents and all reissues, reexaminations, continuations, continuations-in-part, and divisionals thereof, (b) any domestic or foreign patents or patent applications claiming priority, in whole or in part, to any patent application to which any Asserted Patent claims priority, and (c) all other domestic and foreign patents that issue anywhere in the world that are assigned to, owned by, or controlled by Immersion or any Affiliate of Immersion as of or after the Effective Date.

1.5         “Licensed Hardware Products” means any past, present, and future physical products, hardware product lines, devices, systems, components, hardware, and any combination of the foregoing, of Meta and/or its Affiliates. Notwithstanding the foregoing, a Licensed Hardware Product shall in no event include any Foundry Product.

1.6       “Licensed Software Products” means any past, present, and future software products, games, operating systems,    software processes, software services, or any combination of the foregoing, of Meta and/or its Affiliates.  Notwithstanding the foregoing, a Licensed Software Product shall in no event include any Foundry Product.

1.7        “Third Party” shall mean any person or entity other than the Parties and their respective Affiliates.

II.             Non-Exclusive License, Covenant Not-to-Sue and Release

2.1       Non-Exclusive License to the Licensed Patents.  Subject to the payment by Meta specified in Section 4.1 below, Immersion, on behalf of itself, its Affiliates and its successors and assigns, hereby grants to Covered Meta Parties a non-exclusive, non-transferrable (except as provided under Section 5.2), non-sublicensable, worldwide, perpetual, irrevocable and fully paid-up, license under the Licensed Patents to make, have made, use, purchase, sell, offer for sale, lease, export, import or otherwise utilize any Licensed Hardware Products or Licensed Software Products, and to practice and have practiced any method or process in such Licensed Hardware Products or Licensed Software Products.

2.2          Covenant-Not-To-Sue.  In addition to Section 2.1 and subject to the payment by Meta specified in Section 4.1 below, Immersion further covenants, on behalf of itself and its Affiliates and successors and assigns, not to sue or otherwise initiate proceedings for infringement of any Licensed Patent against any Covered Meta Party arising from any Licensed Hardware Product or Licensed Software Product.

2.3           Mutual Releases.  Immersion, on behalf of itself and its Affiliates, officers, directors, managers, members, employees, agents, experts, consultants, predecessors and successors in interest, hereby releases Meta, its Affiliates, and Covered Meta Parties, from any claims, demands, obligations, liabilities, damages, costs, fees, expenses, actions, causes of action, or suits at law or in equity, of whatever kind or nature, known or unknown, arising on or before the Effective Date, arising from the making, having made, using, purchasing, selling, offering for sale, leasing, exporting, importing, or otherwise utilizing of any Licensed Hardware Product or Licensed Software Product, including without limitation any claims that were or could have been brought in the Action. Meta, on behalf of itself and its Affiliates, officers, directors, managers, members, employees, agents, experts, consultants, predecessors and successors in interest, hereby releases Immersion and its Affiliates and their vendors, suppliers, manufacturers, developers, distributors, contractors, customers and end-users, from any claims, demands, obligations, liabilities, damages, costs, fees, expenses, actions, causes of action, or suits at law or in equity, of whatever kind or nature, known or unknown, arising on or before the Effective Date, relating to the Licensed Patents and/or the Actions. This release shall not extinguish or impair any rights or obligations created by this Agreement.  Notwithstanding the foregoing, in the event of any suit or proceeding against any Covered Meta Party based on alleged infringement of any Licensed Patent, nothing in this Section 2.3 shall extinguish or impair any defense to such suit or proceeding, including defenses based on non-infringement, invalidity and/or unenforceability of such Licensed Patent.

The Parties expressly and specifically waive any rights under California Civil Code § 1542 and any similar rights in any state or territory in the United States and any similar statute or regulation of the United States and any of its agencies. California Civil Code § 1542 reads as follows:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR AND ATTORNEYS FROM LIABILITY.”

2.4            Exclusions.  Notwithstanding the foregoing, the licenses, covenants not to sue, and releases granted in this Section 2 shall extend only to Licensed Hardware Products and/or Licensed Software Products, and thus, shall not extend to any product, service or system of any Third Party other than the Licensed Hardware Products and/or Licensed Software Products.  Additionally, to the extent a Licensed Hardware Product and/or a Licensed Software Product is a component, subsystem or subassembly that is incorporated into a standalone Third Party product that is not a Licensed Hardware Product or Licensed Software Product, the licenses, covenants not to sue, and releases granted in this Section 2 shall extend only to the incorporated Licensed Hardware Product and/or Licensed Software Product and shall not cover any other parts of such Third Party product. Likewise, to the extent a Licensed Software Product is operable by a Third Party product or system, the licenses, covenants not to sue, and releases granted in this Section 2 shall extend only to the operable Licensed Software Product and shall not cover such Third Party product or system. Nonlimiting examples of Third Party products, services, and/or systems which are not, under any circumstances, licensed, covenanted not to sue, or released under this Agreement include the Vive sold by HTC, the Reverb sold by HP Inc., and the Index sold by Valve Corp.

III.             Dismissal of the Action and Termination of the IPRs

3.1           Dismissal of the Action.  Within ten (10) business days after the Effective Date, the Parties shall take all necessary steps to file appropriate papers jointly requesting, respectively, dismissal with prejudice of the Action and termination of the IPRs.  In the event the PTAB declines to terminate the IPRs, Meta agrees to refrain from further participation in the IPRs unless Meta is ordered by the PTAB or otherwise required to do so. Meta represents, warrants and covenants that it has not and will not solicit or encourage any Third Party to participate in or join the IPRs prior to their dismissal by the PTAB. Meta agrees to indemnify and hold Immersion and its Affiliates harmless from any costs or expenses (including attorneys’ fees) arising from Meta’s breach of the foregoing sentence.

IV.              Payment

4.1           Payment.  In consideration of the licenses, covenants, rights, and releases granted in this Agreement, Meta agrees to pay to Immersion Ireland the sum of [***] within thirty (30) days of execution of this Agreement (“Payment Date”), and subject to Immersion providing all documentation necessary to effectuate payment.  Payment shall be made to [***] client trust account for the benefit of Immersion Ireland via wire transfer pursuant to the following wiring instructions:

[***]

Immersion shall be solely responsible for duties, taxes, and/or levies, if any, to which it is subject as a result of the payment hereunder.  Once Meta has provided payment in the amount provided in this Section 4.1, the license, covenant-not-to-sue, and release granted in Section 2 shall be irrevocable.

V.               Miscellaneous Provisions

5.1          Representations and Warranties; Exclusions.  Each Party represents and warrants that it has all requisite legal right, power, and authority to execute, deliver and perform this Agreement, and that the person executing this Agreement on behalf of such Party has the full right and authority to do so.  Immersion further represents and warrants that it has all requisite legal right, title, and interest in the Licensed Patents to grant the license, covenant-not-to-sue, and release set forth herein.  Immersion further represents and warrants that there are no liens, conveyances, mortgages, assignments, encumbrances, agreements, or other instruments that would prevent or impair the full and complete exercise of the license and covenant-not-to-sue under this Agreement.  Subject to the payment by Meta specified in Section 4.1, Immersion agrees to indemnify and hold Meta and its Affiliates harmless from any claim brought by a Third Party who claims any right to recover under any Licensed Patent.  Subject to the foregoing, nothing in this Agreement shall be construed: (a) as a warranty or representation by Immersion as to the validity or scope of any Licensed Patents or as to whether or not any Licensed Patent claim covers any Licensed Hardware Product or Licensed Software Product; (b) as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trade secrets, trademarks or other rights of Third Parties; (c) as granting by implication, estoppel or otherwise any licenses or rights to other intellectual property of Immersion (including its trademarks and service marks) other than as expressly granted herein with respect to the Licensed Patents; or (d) to require Immersion to file any patent application, as a warranty that Immersion will be successful in securing the grant of any patent or any reissue or extensions thereof, or to require Immersion to pay any maintenance fees or take any other steps to maintain Immersion’s patent rights in the Licensed Patents.

5.2              Successors and Assigns.  Meta will not assign, delegate, or otherwise transfer this Agreement, in whole or in part, expressly or by operation of law to any Third Party without the prior written consent of Immersion. Notwithstanding the foregoing, Meta may, without the consent of Immersion, (i) assign rights under this Agreement to any of its Affiliates and (ii) assign rights under this Agreement to (a) an acquirer of all or substantially all of the equity or assets of its business to which this Agreement relates or (b) the surviving entity in any merger, consolidation, equity exchange, or reorganization of its business to which this Agreement relates, provided however that the licenses and/or covenants not to sue as applied to such acquirer or surviving entity is limited to products and services that qualify as Licensed Hardware Products and Licensed Software Products and equivalent generations thereof as of the effective date of the applicable transaction in (ii). Any assignment or delegation in violation of the foregoing is void. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of Parties and their Affiliates hereto, their successors, assigns, and legal representatives.  The licenses and covenants not-to-sue provided in Section 2 shall run with the Licensed Patents and therefore be binding on any successors-in-interest thereto.

5.3            Confidentiality.  Each Party shall keep the terms and conditions of this Agreement confidential, and each Party (including its agents, attorneys, managers, directors and employees) shall not now or hereafter disclose such terms and conditions to any Third Party except: (a) with the prior written consent of the other Party; (b) as may be required by applicable law, regulation, or order of a governmental authority of competent jurisdiction; (c) during the course of litigation so long as the disclosure of such terms and conditions is subject to a Protective Order requiring that confidentiality be maintained; and (d) in confidence to professional legal and financial advisors representing each Party.  No Party shall issue a press release or make any other public statement regarding this Agreement without prior approval and review by the other Party.   Notwithstanding the foregoing, the Parties agree that following execution of this Agreement Immersion may publicly issue a press release containing the statements set forth in Exhibit A, that each Party may publicly state that the Action and the IPRs have been resolved subject to a confidential agreement, and that Meta and its Affiliates are licensees of the Licensed Patents.

5.4               Entire Agreement.  Each Party acknowledges that this Agreement expresses the entire understanding and agreement regarding the subject matter hereof, and that there have been no warranties, representations, covenants of understandings made by any other Party except such as are expressly set forth herein.

5.5              Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

5.6               Applicable Law, Forum and Severability.  This Agreement shall be governed by the laws of Delaware, without regard to conflict of law principles.  The Parties consent to the exclusive jurisdiction of the state or federal courts in New Castle County, Delaware, for purposes of any action arising or under or relating to this Agreement, including any action to enforce the terms hereunder.  In the event any provision of this Agreement is found to be invalid and/or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

5.7               No Representation of Reasonable Royalty.  The Parties understand and agree that the payment provided in Section 4.1 does not represent a reasonable royalty, established royalty, or other quanta of damages for infringement with respect to any Licensed Patent.

5.8            No Admission of Liability.  The Parties understand and agree that neither the making of this Agreement nor the performance of any acts hereunder shall constitute, be construed or alleged as an admission of any liability or wrongdoing whatsoever by any Party hereto.

5.9               Bankruptcy Code Section 365(n). The rights granted under this Agreement under Section 2 shall be deemed to be, for purposes of § 365(n) of Title 11 of the Bankruptcy Code (the “Code”), licenses and rights to “intellectual property” as defined under § 101 of the Code.Immersion agrees that Meta and its Affiliates, as licensees of intellectual property rights under this Agreement, may retain and fully exercise their rights and elections under the Code.

                        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by duly authorized signatories as of the Effective Date:

IMMERSION CORPORATION		META PLATFORMS, INC.
By:	/s/ Eric Singer	By:	s/ Michelle Woodhouse
Name:	Eric Singer	Name:	Michelle Woodhouse
Title:	Chairman and Chief Executive Officer	Title:	Associate General Counsel, Litigation
Dated:	February 9, 2024	Dated:	February 9, 2024

IMMERSION IRELAND

By:	/s/ Michael Dodson
Name:	Michael Dodson
Title:	Director
Dated:	February 9, 2024